Exhibit 99.1
                      Press Release Dated October 15, 2004

                                  NEWS RELEASE
                                OCTOBER 15, 2004

         FARMERS CAPITAL BANK CORPORATION ANNOUNCES NINE MONTHS EARNINGS

Frankfort, Kentucky - Farmers Capital Bank Corporation (Nasdaq: FFKT) reported net income of $10,448,000 for the nine months ended September 30, 2004, a decrease of $72,000 or .7% compared to $10,520,000 reported for the nine months ended September 30, 2003. Basic and diluted net income per share were $1.55 and $1.54, respectively, for the current nine month period. This represents a decline of $.01 or .6% on both a basic and diluted basis. For the three months ended September 30, 2004, net income was $3,199,000, a decrease of $702,000 or 18.0% compared to $3,901,000 for the same period in 2003. On a basic and diluted per share basis, net income was $.47 for the current three months ended September 30, 2004, a decrease of $.11 or 19.0% compared to the prior year. The operating results related to the previously disclosed acquisition of Citizens Bank (Kentucky), Inc. ("Citizens Bank") are included in the financial results presented herein beginning as of July 1, 2004. Net loans and deposits acquired from Citizens Bank on the date of purchase were $50,102,000 and $62,440,000, respectively.

The Company reported growth in net interest income in both the three and nine month periods. In the three month comparison, the increase in net interest income was driven by increases in interest income on loans and securities, with the Citizens Bank acquisition accounting for most of the increased interest income on loans. In the nine month comparison, the increase in net interest income was attributed to lower interest expense, primarily on deposits, combined with an increase in interest income primarily from securities. Lower noninterest income in each of the current three and nine month reporting periods offset the growth in net interest income and is due primarily to a decrease in securities gains and gains on the sale of mortgage loans as compared to a year earlier. An increase in other operating expenses, particularly personnel costs and amortization expense negatively impacted net income in the current reporting periods.

For the three month period ended September 30, 2004, net interest income increased $1,610,000 or 17.1% to $9,432,000. Approximately $364,000 or 22.6% of
the increase is attributed to the results of Citizens Bank. Other noninterest income declined $612,000 or 11.9% to $4,539,000 in the three month comparison. The decline is due to lower net securities gains of $720,000 or 87.6% in the current quarter along with a $162,000 or 58.7% decline in net gains on the sale of mortgage loans. Origination activity for mortgage loans originated for sale declined sharply in the quarterly comparison due to lower refinancing activity. Salaries and employee benefits increased $882,000 or 17.0% to $6,070,000.
Approximately $323,000 or 36.6% of the increase in salaries and employee benefits is attributed to the results of Citizens Bank. The remaining increase is due primarily to rising benefits costs and normal salary increases. Core deposit intangible amortization related to the Citizens Bank acquisition totaled $128,000 in the current three month period. There is no related core deposit intangible amortization for the prior period.

For the nine month period ended September 30, 2004, net interest income increased $3,211,000 or 11.2% to $31,936,000. The amount attributed to the Citizens Bank acquisition, which occurred during the current quarter, was approximately $364,000 or 11.3% of the increase. Other noninterest income declined $933,000 or 6.8% to $12,892,000 in the nine month comparison. The decline is due to lower net securities gains of $799,000 or 82.7% in the current nine months in addition to a $559,000 or 70.9% decline in net gains on the sale of mortgage loans. Origination activity for mortgage loans originated for sale has declined sharply from 2003 mainly due to the historically high refinancing activity that occurred during 2002 and 2003 driven by the low interest rate environment. Salaries and employee benefits increased $1,378,000 or 8.9% to $16,847,000. Approximately $323,000 or 23.4% of the increase in salaries and employee benefits is attributed to the results of the Citizens Bank acquisition. The remaining increase is due primarily to rising benefits costs and normal salary increases. Core deposit intangible amortization related to the Citizens Bank acquisition totaled $128,000 in the current nine month period. There is no related core deposit intangible amortization for the prior period.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 26 banking locations in 16 communities throughout Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market tier, under the symbol: FFKT.

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

CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED
(In thousands except per share data)
----------------------------------------------------------------------------------------------------------------------------
                                                                    THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                      SEPTEMBER 30,
                                                                  2004               2003             2004             2003
----------------------------------------------------------------------------------------------------------------------------
Interest income                                              $  15,930          $  14,189      $    45,562      $    44,054
Interest expense                                                 4,888              4,757           13,626           15,329
----------------------------------------------------------------------------------------------------------------------------
   Net interest income                                          11,044              9,432           31,936           28,725
----------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                          666                642            1,479            1,378
----------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision  for loan losses         10,376              8,790           30,457           27,347
----------------------------------------------------------------------------------------------------------------------------
Noninterest income                                               4,539              5,151           12,862           13,795
Noninterest expenses                                            10,989              9,209           30,300           27,816
----------------------------------------------------------------------------------------------------------------------------
   Income before income tax expense                              3,926              4,732           13,019           13,326
----------------------------------------------------------------------------------------------------------------------------
Income tax expense                                                 727                831            2,571            2,806
----------------------------------------------------------------------------------------------------------------------------
   Net income                                                $   3,199          $   3,901      $    10,448      $    10,520
----------------------------------------------------------------------------------------------------------------------------

Per common share:
Net income - basic                                           $     .47          $     .58      $      1.55      $      1.56
Net income - diluted                                               .47                .58             1.54             1.55
Cash dividend declared                                             .33                .32              .99             0.96

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Cash and cash equivalents                                                                      $   103,629      $   135,959
Investment securities                                                                              334,227          340,122
Loans, net of allowance of $13,292 (2004) and $11,127 (2003)                                       859,346          728,171
Other assets                                                                                        79,084           63,649
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Total assets                                                                                   $ 1,376,286      $ 1,267,901
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Deposits                                                                                       $ 1,111,370      $ 1,010,886
Federal funds purchased and securities sold under
   agreements to repurchase                                                                         63,006           64,230
Other borrowings                                                                                    58,957           57,765
Other liabilities                                                                                   11,765            9,820
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Total liabilities                                                                                1,245,098        1,142,701
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Shareholders' equity                                                                               131,188          125,200
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Total liabilities and shareholders' equity                                                     $ 1,376,286      $ 1,267,901
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End of period book value per share1                                                               $  19.49         $  18.66
End of period share value                                                                            34.30            32.48
End of period dividend yield2                                                                         3.85%            3.94%

AVERAGES FOR THE NINE MONTHS ENDED SEPTEMBER 30,                                                      2004             2003
----------------------------------------------------------------------------------------------------------------------------
Assets                                                                                         $ 1,321,605      $ 1,243,874
Deposits                                                                                         1,047,323          972,853
Loans, net of unearned interest                                                                    800,269          739,505
Shareholders' equity                                                                               126,919          124,760

Weighted average shares outstanding - basic                                                          6,730            6,733
Weighted average shares outstanding - diluted                                                        6,781            6,773

Return on average assets                                                                              1.06%            1.13%
Return on average equity                                                                             11.00%           11.27%
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1Represents total equity divided by the number of shares outstanding at the end of the period.
2Represents current annualized dividend declared divided by the end of period share value.
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